                                                                 Exhibit 11
                       ENRON CORP. AND SUBSIDIARIES
                     Calculation of Earnings Per Share
                                (Unaudited)

                                                  Year Ended December 31,
                                                 1993      1992      1991
                                                    (in thousands except
                                                     per share amounts)
Primary Earnings Per Share
  Earnings on common stock
     Income before extraordinary items         $332,522  $328,800  $232,146
     Preferred stock dividends                  (16,919)  (22,109)  (24,740)
                                                315,603   306,691   207,406
     Extraordinary items                              -   (22,615)        -
                                               $315,603  $284,076  $207,406

  Average number of common shares outstanding   239,019   219,965   202,080

  Primary earnings per share of common stock
     Income before extraordinary items         $   1.32  $   1.39  $   1.03
     Extraordinary items                              -     (.10)         -
                                               $   1.32  $   1.29  $   1.03
Fully Diluted Earnings Per Share
  Adjusted earnings on common stock
     Income before extraordinary items         $332,522  $328,800  $232,146
     Preferred stock dividends                  (16,919)  (22,109)  (24,740)
     Add back:
       Dividends on convertible preferred stock  16,919    22,109    24,740
       Interest paid on convertible debentures        -     1,463     6,309
                                                332,522   330,263   238,455
     Extraordinary items                              -   (22,615)        -
                                               $332,522  $307,648  $238,455

  Average number of common shares outstanding
   on a fully diluted basis
     Average number of common shares
      outstanding                               239,019   219,965   202,080
     Additional shares issuable upon:
       Conversion of preferred stock             22,379    29,248    32,192
       Conversion of convertible debentures           -     1,966     7,618
       Exercise of stock options reduced
        by the number of shares which could
        have been purchased with the proceeds
        from exercise of such options             3,930     3,064       972
                                                265,328   254,243   242,862

  Fully diluted earnings per share of
   common stock
       Income before extraordinary items       $   1.25  $   1.30  $    .98
       Extraordinary items                            -      (.09)        -
                                               $   1.25  $   1.21  $    .98
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